Exhibit 10.10
SEER, INC.
CEO CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This CEO Change in Control and Severance Agreement (the “Agreement”) is made by and between Seer, Inc., a Delaware corporation, and Omid Farokhzad (“Executive”), effective as of the day immediately prior to the Registration Date, as defined below (the “Effective Date”).
This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company (as defined below) under the circumstances described in this Agreement and/or in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 3 below.
The Company and Executive agree as follows:
1.Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
3.Certain Terms. The following capitalized terms will have the meanings set forth in this Section 3:
3.1.“Board” means the Board of Directors of the Company.
3.2.“Cause” means (a) indictment or conviction of any felony or any crime involving dishonesty by Executive; (b) Executive’s participation in any fraud against the Company; (c) any intentional damage to any material property of the Company by Executive; (d) Executive’s willful misconduct which materially and adversely reflects upon the business, operations, or reputation of the Company, which misconduct has not been cured (or cannot be cured) within ten (10) days after the Company gives written notice to Executive regarding such misconduct; (e) Executive’s breach of any material provision of this Agreement or any other agreement between Executive and the Company and failure to cure such breach (if capable of cure) within ten (10) days after the Company gives written notice to Executive regarding such breach. To the extent practicable, any decision to terminate Executive’s employment for Cause will be made by the Board after Executive has received notice from the Board including details of the grounds for termination for Cause and has had a reasonable opportunity to be heard by the Board. Further, to the extent practicable, prior to the effective date of any termination by the Company of Executive’s employment for a reason other than (x) Cause, (y) Executive’s death, or (z) Executive’s Disability, Executive will have a reasonable opportunity (as determined by the Board) to discuss the proposed termination with the Board.

3.3.“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
(a)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
3.4.“Change in Control Period” means the period beginning on the date three (3) months prior to the date of a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of such Change in Control; provided, however, that solely for purposes of Section 4.1.4 and Section 4.2.4, “Change in Control Period” means the period beginning on the date three (3) months prior to the date of a Change in Control and ending on (and inclusive of) the date that is the two (2) year anniversary of such Change in Control.
3.5.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
3.6.“Company” means Seer, Inc., a Delaware corporation, and any successor as described in Section 22.
3.7.“Deferred Payments” means any Severance Benefits or other separation-related payments or benefits to be paid or provided to Executive pursuant to this Agreement and any separation-related other payments or benefits to be paid or provided to Executive, that in each case, when considered together (if and as required by Section 409A), are considered deferred compensation under Section 409A.
3.8.“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
3.9.“Employer” means the Company or the parent or subsidiary of the Company that directly employs Executive.
3.10.“Equity Awards” mean Executive’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, and other Company equity compensation awards, if any.

3.11.“Good Reason Termination” means Executive’s termination of Executive’s employment with the Company, within the period specified below, as a result of the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s base salary as compared to Executive’s base salary in effect immediately prior to such reduction; (b) a material and adverse change in Executive’s authorities, duties or responsibilities relative to Executive’s authorities, duties or responsibilities in effect immediately prior to such reduction; provided, however, that if Executive ceases to serve as Chief Executive Officer of the Company but continues to serve as Executive Chair of the Company with a base salary and target bonus opportunity each materially the same as in effect immediately prior to such transition, such transition will not by itself be deemed to constitute a material and adverse change in Executive’s authorities, duties or responsibilities under this clause (b); provided, further, for purposes of clarity that any change that results in Executive not serving as the Chief Executive Officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the Company or all or a substantial portion of the Company’s assets following a Change in Control (other than as a result of Executive’s voluntary resignation not at the request of the Company’s successor or its parent) will be deemed to constitute a material and adverse change in Executive’s authorities, duties or responsibilities under this clause (b); (c) a material change in the geographic location of Executive’s principal work office or facility; provided that a relocation that increases Executive’s commute by fifty (50) miles or less from Executive’s commute to Executive’s primary work office or facility at which Executive was based immediately prior to such change will not constitute such material change. To the extent Executive’s primary work office or facility is not the Company’s corporate offices or facilities due to a shelterinplace order, quarantine order, or similar workfromhome requirement that applies to Executive, Executive’s primary work location, from which a change in location under the foregoing clause (c) will be measured, will be considered the Company’s office or facility location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. An event or action will not give Executive grounds to terminate Executive’s employment with the Company as a Good Reason Termination unless (i) Executive gives the Company written notice within ninety (90) days after Executive knows or should know of the initial existence of such event or action, (ii) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than thirty (30) days of receiving such written notice from Executive (the “Cure Period”), and (iii) Executive terminates Executive’s employment with the Company within thirty (30) days following the end of the Cure Period.
3.12.“Grandfathered Award” means any Equity Award granted to Executive before the Registration Date.
3.13.“Involuntary Termination” means either (a) the Company terminates Executive’s employment with the Company for a reason other than (x) Cause, (y) Executive’s death, or (z) Executive’s Disability, or (b) Executive terminates his employment with the Company due to a Good Reason Termination. For the avoidance of doubt, an Involuntary Termination will not be considered to occur upon Executive’s transition to a role as the Company’s Executive Chair.

3.14.“Monthly Base Salary” means Executive’s monthly base salary rate in effect immediately before the date on which his Involuntary Termination occurs; provided, however, that if the Involuntary Termination is a Good Reason Termination based on clause (a) of the definition of Good Reason Termination, then Executive’s Monthly Base Salary will be not less than his monthly base salary rate in effect immediately prior to such reduction; provided, further, that in the event Executive’s Involuntary Termination occurs after a Change in Control during the Change in Control Period, then Executive’s Monthly Base Salary will be not less than his monthly base salary rate in effect immediately before the Change in Control.
3.15.“Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities.
3.16.“Section 409A” means Section 409A of the Code.
3.17.“Severance Benefits” means the separation-related compensation and other benefits that Executive will be provided in the circumstances described in Section 4.
3.18.“Severance Period” means, with respect to the Severance Benefits payable under Section 4.1, the period of eighteen (18) months following the date of Executive’s Involuntary Termination, and with respect to the Severance Benefits payable under Section 4.2, the period of twelve (12) months following the date of Executive’s Involuntary Termination.
3.19.“Target Bonus” means Executive’s annualized target bonus amount under the applicable Company bonus plan, as in effect for the performance period in which Executive’s Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs after a Change in Control during the Change in Control Period, then Executive’s Target Bonus will be not less than such target bonus amount for Executive as in effect for the performance period in which the Change in Control occurs.
3.20.“Time-based Equity Award” means any Equity Award granted to Executive that, as of the applicable date, is scheduled to vest based solely on Executive’s continued service with the Company, and/or any parent and/or subsidiary of the Company, as applicable, through the scheduled date(s) of vesting. For the avoidance of doubt, an outstanding Equity Award (or portion thereof) granted to Executive for which, as of the applicable date, any performance-based vesting requirements have been fully achieved or otherwise no longer apply, and which remains subject solely to vesting requirements based only on Executive’s continued service with the Company, and/or any parent and/or subsidiary of the Company, as applicable, through the scheduled date(s) of vesting, is considered a Time-based Equity Award as of the applicable date.
4.Involuntary Termination.
4.1.Involuntary Termination During Change in Control Period. If, during the Change in Control Period, an Involuntary Termination occurs, then Executive will receive the following Severance Benefits, subject to Section 6, Sections 8 through 11 and Section 14 and Executive’s compliance with Sections 7.1 and 7.3:

4.1.1.Salary Severance Benefit. Continued payments of Executive’s Monthly Base Salary for a period of eighteen (18) months following the date of the Involuntary Termination, in accordance with the Company’s normal payroll practices;
4.1.2.Bonus Severance Benefit. A lump sum cash payment in an aggregate amount equal to one hundred fifty percent (150%) of Executive’s Target Bonus.
4.1.3.COBRA Benefit. If Executive and any spouse and/or other dependents of Executive (“Family Members”) have coverage under the group health plan(s) sponsored by the Company on the date of Executive’s Involuntary Termination (such coverage, “Qualifying Health Coverage”), either reimbursement for the payments Executive makes, or direct payments by the Company or the Employer to the insurance provider, at the Company’s election, of the premiums for medical, vision and dental coverage for Executive and Executive’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”) (such reimbursements or direct payments, the “COBRA Benefits”) for a period of eighteen (18) months following the Involuntary Termination or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, subject to Executive timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Agreement will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided further that Executive submits documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding anything to the contrary in the Agreement, if at any time the Company determines in its sole discretion that the COBRA Benefits contemplated by this Section 4.1.3 cannot be provided to Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), such Executive will not receive such COBRA Benefits, and Executive will not receive any benefits or payments in lieu thereof; and
4.1.4.Equity Award Vesting Acceleration Benefit. Executive’s Time-based Equity Awards will accelerate vesting in full. For the avoidance of doubt, in the event of Executive’s Involuntary Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s Equity Awards, to the extent not accelerated pursuant to Section 4.2.4 below, will remain outstanding and unvested until the earlier of (x) three (3) months following the Involuntary Termination, or (y) a Change in Control that occurs within three (3) months following the Involuntary Termination, solely so that any Severance Benefits due on an Involuntary Termination can be provided if the Involuntary Termination occurs during the Change in Control Period (provided that in no event will Executive’s Company stock options or similar Equity Awards remain outstanding beyond such Equity Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following an Involuntary Termination, any unvested portion of Executive’s Equity Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Involuntary Termination without having vested.
4.2.Involuntary Termination Other Than During the Change in Control Period. If, other than during the Change in Control Period, an Involuntary Termination occurs,

then Executive will receive the following Severance Benefits, subject to Section 6, Sections 8 through 11 and Section 14 and Executive’s compliance with Sections 7.1 and 7.3:
4.2.1.Salary Severance Benefit. Continued payments of Executive’s Monthly Base Salary for a period of twelve (12) months following the date of the Involuntary Termination, in accordance with the Company’s normal payroll practices;
4.2.2.Prorated Bonus Benefit. A lump sum cash payment equal to Executive’s Target Bonus prorated by multiplying such amount by a fraction, which fraction is determined as (x) the number of days during which Executive was employed with the Employer in the calendar year that the Involuntary Termination occurs, divided by (y) the total number of days in such calendar year.
4.2.3.COBRA Benefit. If Executive and any Family Members have Qualifying Health Coverage, COBRA Benefits for twelve (12) months following the date of the Executive’s Involuntary Termination or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, and subject to Executive timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Agreement will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided further that Executive submits documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding anything to the contrary in the Agreement, if at any time the Company determines in its sole discretion that the COBRA Benefits contemplated by this Section 4.2.3 cannot be provided to Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such COBRA Benefits, and Executive will not receive any benefits or payments in lieu thereof; and
4.2.4.Equity Award Vesting Acceleration Benefit. Executive’s Time-based Equity Awards will accelerate vesting as to fifty percent (50%) of the portion of each Time-based Equity Award that is outstanding and unvested as of the Involuntary Termination or, with respect to the RS Awards (as defined below) only, if greater, the number of shares subject to each of the RS Awards that otherwise was scheduled to vest through the one (1) year anniversary of the Involuntary Termination had Executive remained employed through such one (1) year anniversary date. The “RS Awards” shall mean the awards of restricted stock received by Executive under (a) the Restricted Stock Purchase Agreement dated September 20, 2017, as amended December 20, 2017, and (b) the Restricted Stock Purchase Agreement dated February 19, 2018.
5.Grandfathered Award Vesting Acceleration Benefit Following a Change in Control. If Executive remains employed with the Employer through the date that is the two (2) year anniversary of such Change in Control (the “Retention Date”), then subject to Section 6, Sections 8 through 10 and Section 14, and subject to Executive’s compliance with Section 7.2 below, one hundred percent (100%) of Executive’s then unvested and outstanding Grandfathered Awards will vest in full and (if applicable) become exercisable (the “Retention Acceleration”).

6.Limitation on Payments.
6.1.Reduction of Severance Benefits. If any payment or benefit that Executive would receive from the Company, or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary, or other affiliate of the Company will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.
6.2.Determination of Excise Tax Liability. Any determinations required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 6. Neither the Company nor any parent, subsidiary, or other affiliate of the Company will have any liability to Executive for the determinations of the Firm.

7.Conditions to Receipt of Benefits.
7.1.Severance Benefits Release Requirement. Notwithstanding any contrary Agreement provision, as a condition to receiving any Severance Benefits, Executive will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Release”). In all cases, the Severance Release must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s Involuntary Termination (the “Severance Release Deadline Date”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline Date, Executive will forfeit any right to receive any and all Severance Benefits. In no event will any Severance Benefits be paid or provided until the Severance Release becomes effective and irrevocable.
7.2.Retention Release Requirement. Notwithstanding any contrary Agreement provision, as a condition to receiving any Retention Acceleration, Executive will be required to sign and not revoke a release of claims agreement in a form reasonably satisfactory to the Company (the “Retention Release”). In all cases, the Retention Release must become effective and irrevocable no later than sixty (60) days following the Retention Date (the “Retention Release Deadline Date”). If the Retention Release does not become effective and irrevocable by the Retention Release Deadline Date, Executive will forfeit any right to receive any and all Retention Acceleration. In no event will any Retention Acceleration be paid or provided until the Retention Release becomes effective and irrevocable.
7.3.Other Requirements. Executive’s receipt of Severance Benefits will be subject to Executive continuing to comply with the provisions of the Severance Release and the terms of any confidentiality, information and inventions agreement, and any other written agreement or agreements between Executive and the Company (or Employer, as applicable) under which Executive has a material duty or obligation to the Company (or Employer, as applicable). Any Severance Benefits will terminate immediately if Executive at any time, violates any such agreement and/or the Severance Release, and Executive will be obligated to repay all Severance Benefits paid or provided to Executive.
8.Payment Timing.
8.1.Severance Benefits. Provided that the Severance Release becomes effective and irrevocable by the Severance Release Deadline Date and subject to Section 10, any Severance Benefits will be paid, or in the case of installments, will commence, on the sixtieth (60th) day following Executive’s Involuntary Termination (the “Payment Date”), and any Severance Benefits otherwise payable to Executive during the period immediately following Executive’s Involuntary Termination through the Payment Date will be paid in a lump sum to Executive on the Payment Date, with any remaining payments to be made as provided in the Agreement; provided, however, that any Severance Benefits consisting of the acceleration of stock options or restricted stock awards will be effective immediately upon the effectiveness and irrevocability of the Severance Release. Further, and notwithstanding the foregoing, if Executive’s Involuntary Termination occurs before a Change in Control and additional Severance Benefits become payable as a result of the Change in Control occurring within three (3) months following such Involuntary Termination, then the additional Severance Benefits

(other than the installment payments of Monthly Base Salary), will be paid on the later of (a) the first regularly scheduled payroll date of the Company following the Severance Release Deadline, or (b) the date of the Change in Control, in each case subject to any delay required by Section 10, with the exception that any such additional Severance Benefits consisting of the acceleration of stock options and restricted stock awards will be effective upon the later of (i) the effectiveness and irrevocability of the Severance Release and (ii) immediately prior to the Change in Control but contingent upon the completion of the Change in Control. Notwithstanding the foregoing, any Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (other than restricted stock) (the “Full Value Awards”) that accelerate vesting under Section 4 of this Agreement will be settled, subject to any delay required by Section 10 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable), (x) on the Payment Date, or (y) if later, in the event of an Involuntary Termination that occurs during the period of three (3) months prior to a Change in Control, on the date of the Change in Control.
8.2.Retention Acceleration. Provided that the Retention Release becomes effective and irrevocable by the Retention Release Deadline Date, and subject to Section 10, any Retention Acceleration with respect to stock options or restricted stock awards will be effective immediately upon the effectiveness and irrevocability of the Retention Release. Any Full Value Awards vesting as a result of the Retention Acceleration will be settled on a date within sixty (60) days following the Retention Date (or in accordance with the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable).
9.Exclusive Benefits; Non-Duplication of Benefits.
9.1.Prior Benefits. The benefits, if any, provided under this Agreement will be the exclusive benefits for Executive related to the termination of Executive’s employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement, equity award agreement and/or other agreement between Executive and the Company (or Employer, as applicable) in effect as of the Effective Date. Further, for the avoidance of doubt, if as of the Effective Date, Executive otherwise was eligible to participate in any other Company (or Employer, as applicable) severance and/or change in control plan, program or arrangement, or under a written employment agreement or offer of employment letter between Executive and the Company (or Employer, as applicable) (whether or not subject to ERISA), then this Agreement will supersede and replace eligibility in such other plan, program, agreement, letter or arrangement.
9.2.Future Benefits. In the event that, after the Effective Date, Executive becomes entitled to receive a Severance Benefit under this Agreement and such benefit duplicates a benefit that otherwise would be provided to Executive under any other Company (or Employer, as applicable) plan, program or arrangement, or under a written employment agreement or offer of employment letter between Executive and the Company (or Employer, as applicable) (collectively, the “Other Plan”), as a result of the termination of Executive’s employment with the Company, then Executive will be entitled to receive the greater of (a) the Severance Benefit available under this Agreement, and (b) the benefit available under such Other Plan.
9.3.Benefits Under this Agreement. For purposes of clarity, in the event of an Involuntary Termination that occurs during the three (3) month period immediately preceding a Change in Control, any Severance Benefits to be provided to Executive under Section 4.1 will be reduced by any amounts that already were provided to Executive under Section 4.2.
10.Section 409A.
10.1.General. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, will be paid or provided until Executive has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to Executive, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A1(b)(9), will be payable until Executive has a Separation from Service.
10.2.Exemption; Compliance. It is intended that none of the Severance Benefits will constitute Deferred Payments and that the Retention Acceleration will not constitute deferred compensation within the meaning of Section 409A, but rather that all payments and benefits under this Agreement will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 10.4. It also is intended that, to the extent any Severance Benefits otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulations Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment or Retention Acceleration.
10.3.Required Delay. Notwithstanding any contrary Agreement provision, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s Separation from Service (other than due to death), then any Severance Benefits that constitute Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 10.3 will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this

Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
10.4.Certain Exemptions. Any amount paid under this Agreement that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 10.1. All amounts paid under this Agreement will be paid to Executive as provided under the Agreement, but in no event later than the last day of the second taxable year of Executive following the taxable year of Executive in which Executive’s Separation from Service occurs.
10.5.Interpretation; Other Requirements. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits or Retention Acceleration to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Agreement, to the extent required to be exempt from or comply with Section 409A, any references to Executive’s Involuntary Termination or similar phrases relating to the termination of Executive’s employment will be references to Executive’s Separation from Service (as defined in Section 10.1). Notwithstanding any contrary Agreement provision, including but not limited to Section 15, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Executive or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits or Retention Acceleration. In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
11.Mitigation. Further, and notwithstanding anything to the contrary in this Agreement, if Executive commences employment or enters into a consulting arrangement with a person or entity other than the Company or a parent or subsidiary of the Company (a “New Employer”) during the Severance Period applicable to the Severance Benefits Executive becomes entitled to receive under this Agreement, then (a) any cash compensation paid to Executive by a New Employer during the applicable Severance Period, shall reduce, on a dollar-for-dollar basis, the Company’s cash Severance Benefits obligations under this Agreement, and (b) the Company will have no obligation to provide or pay for (or provide payments in lieu of, including any cash payments in lieu of COBRA) any type of medical, vision and dental coverage benefits that the New Employer provides to Executive. Any such reduction under the foregoing clause (a) will be applied to the Company’s cash Severance Benefits obligations under this Agreement in reverse chronological order of such obligations (e.g., the last scheduled Company cash Severance Benefit payment will be reduced first). If and to the extent that the amount of cash compensation paid to Executive by a New Employer exceed the amount of outstanding unpaid cash Severance Benefit obligations under the Agreement, Executive promptly (within ten (10) days following notice from the Company) will refund to the Company the gross amount of such excess credit, provided that in no event will Executive be required to refund the Minimum Severance Amount (as defined below). Notwithstanding anything in this Agreement to the contrary, no reduction of the Company’s Severance Benefits obligations pursuant to this Section 11 will reduce such obligations below $1,000.00 (the “Minimum Severance Amount”). For the avoidance of doubt, no reductions of Executive’s Severance Benefits under this Section 11 will entitle Executive to any severance or other benefits that otherwise were superseded under Section 9. Executive’s execution of this Agreement constitutes knowing written consent to the foregoing.
12.Notice.
12.1.General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) twenty-four (24) hours after confirmed facsimile transmission, (d) one (1) business day after deposit with a recognized overnight courier, or (e) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (ii) if to the Company, at the following address:
Seer, Inc.
3800 Bridge Parkway, Suite 102
Redwood City, California 94065
Attention:  General Counsel
12.2.Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for a Good Reason Termination will be communicated by a notice of termination to the Company, in each case given in accordance with Section 12.1. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (a) the giving of the notice or (b) the end of any applicable cure period).
13.Resignation. Unless otherwise requested or provided by the Board, the termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates other than Executive’s position as a Board member (if Executive is then serving as a Board member), and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.
14.Withholdings. The Employer and/or Company (and/or any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or nonU.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Employer and/or Company (and/or any other parent, subsidiary, or affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company (or Employer, as applicable), an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company, the Employer nor any parent, subsidiary, or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
15.Entire Agreement; Waiver; Amendment. This Agreement, together with any Proprietary Agreement and/or Confidentiality Agreement (each as defined in Section 25), Executive’s confirmatory employment letter with the Company dated November 30, 2020, and the Company’s equity plans and award agreements thereunder governing Executive’s outstanding Company equity awards to the extent not modified hereby, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
16.Source of Payments. Any payments and benefits under this Agreement will be paid from the general funds of the Company; no separate fund will be established under the Agreement, and the Agreement will have no assets. No right of any person to receive any payment or benefit under the Agreement will be any greater than the right of any other general unsecured creditor of the Company, Employer or other parent, subsidiary or affiliate of the Company.
17.No Guarantee of Tax Consequences. Executive (or Executive’s beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Agreement. None of the Company, the Employer or any parent, subsidiary or other affiliate of the Company makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Agreement.
18.Inalienability. In no event may Executive sell, transfer, anticipate, assign or otherwise dispose of any of Executive’s rights or interests under the Agreement, except as provided herein. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. At no time will any of Executive’s rights or interests under the Agreement be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to Executive who is unable to care for Executive’s affairs, payment may be made directly to Executive’s legal guardian or personal representative.

19.Death. Notwithstanding anything to the contrary in the Agreement, if Executive dies after Executive’s Involuntary Termination and after Executive (or the authorized representative of Executive’s estate) has timely executed and returned the Severance Release or Retention Release, as applicable, to the Company (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to Executive under this Agreement, such remaining payments and benefits instead will be paid to the executor of Executive’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Agreement.
20.No Enlargement of Employment Rights. This Agreement will not be construed to confer upon Executive any right to continue to be an employee of the Company (or the Employer or any parent, subsidiary or other affiliate of the Company). The Company (or applicable Employer) expressly reserves the right to discharge Executive at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Agreement, Executive may be entitled to benefits under the Agreement depending upon the circumstances of the termination of Executive’s employment.
21.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Agreement by operation of law, or otherwise.
22.Severability; Governing Law. If any provision of the Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Agreement, and the Agreement will be construed and enforced as if such provision had not been included. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of California for any lawsuit filed against Executive by the Company.
23.Headings. Headings in this Agreement document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Agreement’s provisions.
24.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
25.Protected Activity. Notwithstanding any contrary provision of the Agreement or of the Severance Release or the Retention Release, nothing in this Agreement, the Severance Release, or the Retention Release will prohibit or impede Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement  entered into between the Company and Executive dated February 4, 2020 (the “Proprietary Agreement”) or any other agreement between Executive and the Company, the Employer or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidentiality Agreement”)) to any parties other than the Governmental Entities. Executive further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Agreement or any Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. Executive understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
[Signature page follows]

By his or its signature below, each of the parties signifies his or its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY		SEER, INC.

	By:	/s/ Omead Ostadan

	Title:	President and COO

	Date:	November 30, 2020

EXECUTIVE		/s/ Omid Farokhzad
Omid Farokhzad

	Date:	November 30, 2020
[Signature page of Seer, Inc. CEO Change in Control and Severance Agreement]